Exhibit 99.1

iStar Financial Inc.
1114 Avenue of the Americas
New York, NY 10036
(212) 930-9400
News Release	investors@istarfinancial.com

COMPANY CONTACTS	[NYSE: SFI]

David M. DiStaso	Jason Fooks
Chief Financial Officer	Investor Relations

iStar Financial Announces New Ticker Symbol

NEW YORK – December 9, 2013 – iStar Financial Inc. (NYSE: SFI) announced today that beginning December 19, 2013, listed shares of its common and preferred stock will begin trading on the New York Stock Exchange under the new symbol “STAR”.

New
Listed Shares of Stock	Ticker
Common Stock	STAR
8.00% Series D Preferred Stock	STAR prD
7.875% Series E Preferred Stock	STAR prE
7.80% Series F Preferred Stock	STAR prF
7.65% Series G Preferred Stock	STAR prG
7.50% Series I Preferred Stock	STAR prI

“Our new ticker is a reflection of the significant progress we’ve made over the past few years and the opportunities that lay ahead,” said Jay Sugarman, iStar’s Chairman and Chief Executive Officer.

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iStar Financial Inc. (NYSE: SFI) is a fully-integrated finance and investment company focused on the commercial real estate industry. The Company provides custom-tailored investment capital to high-end private and corporate owners of real estate and invests directly across a range of real estate sectors. The Company, which is taxed as a real estate investment trust (“REIT”), has invested more than $35 billion over the past two decades. Additional information on iStar Financial is available on the Company’s website at www.istarfinancial.com.

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